Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-203921 on Form F-4 of our report dated August 29, 2014 (May 5, 2015 as to Note 3), relating to the financial statements of Globe Specialty Metals, Inc. and the effectiveness of Globe Specialty Metals Inc.’s internal control over financial reporting, appearing in the Current Report on Form 8-K dated May 5, 2015 of Globe Specialty Metals, Inc. for the year ended June 30, 2014, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

June 22, 2015